Exhibit 23.1

Consent of Independent Certified Public Accountants

We hereby consent to the incorporation by reference in Registration Statement Numbers 333-53848, 333-104544, 333-135418 and 333-151003 on Form S-8 of Harvard Bioscience, Inc. and subsidiaries of our report dated July 31, 2009, with respect to the audited financial statements of Denville Scientific, Inc. as of and for the year ended December 31, 2008, which appear in this Form 8-K/A.

/s/ BDO Seidman, LLP

November 19, 2009